EXHIBIT 99.1

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Magnum Hunter Resources Corporation
Houston, Texas

We have audited the accompanying consolidated balance sheet of Magnum Hunter Resources Corporation (the “Company”) as of December 31, 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Magnum Hunter Resources Corporation as of December 31, 2009, and the results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assertion about the effectiveness of Magnum Hunter Resource’s internal control over financial reporting as of December 31, 2009 included in Management’s Report on Internal Control over Financial Reporting, and accordingly, we do not express an opinion thereon.

As discussed in Note 2 to the Financial Statements, the Company adopted the provisions of Financial Accounting Standards Codification 810, Non-controlling Interests in Consolidated financial statements — an amendment to ARB No. 51, during the year ended December 31, 2009.

Hein & Associates LLP
Dallas, Texas
March 31, 2010, except for Note 14 which is dated October 28, 2010

1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Petro Resources Corporation
Houston, Texas

We have audited the accompanying consolidated balance sheet of Petro Resources Corporation (the “Company”) as of December 31, 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Petro Resources Corporation as of December 31, 2008, and the results of operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas
March 30, 2009

2

MAGNUM HUNTER RESOURCES CORPORATION
(FORMERLY PETRO RESOURCES CORPORATION)
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,281,568	$6,120,402
Accounts receivable	3,236,043	1,038,973
Prepaids	94,113	75,406
Derivative assets	1,261,534	2,944,997

Total current assets	6,873,258	10,179,778

PROPERTY AND EQUIPMENT:
Oil and natural gas properties, successful efforts accounting
Unproved	11,887,483	18,415,117
Proved properties, net	43,995,567	27,264,790
Advances	1,474,704	147,815
Furniture and fixtures, net	180,878	110,499

Total property and equipment	57,538,632	45,938,221

OTHER ASSETS:
Derivative Assets	1,092,152	4,338,832
Deferred financing costs, net of amortization of $35,831 and $129,200, respectively	1,012,756	1,197,780
Deposits	67,253	10,257

Total Assets	$66,584,051	$61,664,868

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,852,221	$2,617,034
Accrued liabilities	885,622	106,592
Revenue payable	342,585	—
Payable on sale of partnership	—	754,255
Dividend payable	25,654	—
Note payable	44,157	19,527
Derivative liability	69,136	—

Total current liabilities	6,219,375	3,497,408

Payable on sale of partnership	640,695	—
Revolving credit borrowings	13,000,000	6,500,000
Term loan	—	15,000,000
Asset retirement obligation	2,032,306	1,589,197

Total liabilities	21,892,376	26,586,605

COMMITMENTS AND CONTINGENCIES (Note 13)

Redeemable Preferred Stock
Series C Convertible Preferred Stock cumulative, dividend rate 10.25% per annum, 214,950 shares outstanding at December 31, 2009, with liquidation preference of $25.00 per share	5,373,750	—

SHAREHOLDERS’ EQUITY:
Common stock, $0.01 par value; 100,000,000 shares authorized, 50,591,610 and 36,768,172 shares issued and outstanding as of December 31, 2009 and December 31, 2008 respectively	505,916	367,682
Additional paid in capital	71,936,306	51,311,502
Accumulated deficit	(33,135,693)	(17,985,830)
Deposit on Triad	(1,310,357)	—

Total Magnum Hunter Resources Corporation shareholders’ equity	37,996,172	33,693,354
Noncontrolling interest	1,321,753	1,384,909

Total Shareholders’ Equity	39,317,925	35,078,263
Total Liabilities and Shareholders’ Equity	$66,584,051	$61,664,868

The accompanying Notes to Consolidated Financial Statements are an integral part of these Statements.

MAGNUM HUNTER RESOURCES CORPORATION
(FORMERLY PETRO RESOURCES CORPORATION)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2009	2008
REVENUE:
Oil and gas sales	$10,035,033	$14,486,478
Other income	222,668	200,000
Gain on sale of property	14,000	1,196,963

Total revenue	10,271,701	15,883,441

EXPENSES:
Lease operating expenses	4,220,345	4,252,835
Severance taxes and marketing	1,057,818	1,126,156
Exploration	896,337	7,348,778
Impairment of oil & gas properties	633,953	1,973,015
Depreciation, depletion and accretion	4,499,611	7,682,293
General and administrative	8,490,364	3,964,664

Total expenses	19,798,428	26,347,741

LOSS FROM OPERATIONS	(9,526,727)	(10,464,300)

OTHER INCOME (EXPENSE):
Interest income	959	188,932
Interest expense	(3,336,346)	(2,771,858)
Loss on debt extinguishment	—	(2,790,829)
Gain (loss) on derivative contracts	(2,325,251)	7,311,255

Net loss	(15,187,365)	(8,526,800)

Less: Net loss attributable to non-controlling interest	63,156	1,640,466

Net loss attributable to Magnum Hunter Resources Corporation	(15,124,209)	(6,886,334)

Dividend on Series A Convertible Preferred	—	(734,406)
Dividend on Series C Preferred	(25,654)	—

Net loss to attributable to common shareholders	$(15,149,863)	$(7,620,740)

Weighted average number of common shares outstanding, basic and diluted	38,953,834	36,714,489
Net loss per common share, basic and diluted	$(0.39)	$(0.21)

The accompanying Notes to Consolidated Financial Statements are an integral part of these Statements.

MAGNUM HUNTER RESOURCES CORPORATION
(FORMERLY PETRO RESOURCES CORPORATION)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Number			Additional
	of Shares	Deposit	Common	Paid in	Noncontrolling	Accumulated	Total
	of Common	on Triad	Stock	Capital	Interest	Deficit	Equity
BALANCE, December 31, 2007	36,599,372	$—	$365,994	$49,723,515	$3,025,375	$(10,365,090)	$42,749,794

Dividends on Series A Convertible Preferred	—	—	—	—	—	(734,406)	(734,406)
Restricted stock issued to employees and directors	168,800	—	1,688	341,782	—	—	343,470
Stock compensation	—	—	—	1,246,205	—	—	1,246,205
Net loss	—	—	—	—	(1,640,466)	(6,886,334)	(8,526,800)

BALANCE, December 31, 2008	36,768,172	$—	$367,682	$51,311,502	$1,384,909	$(17,985,830)	$35,078,263

Restricted stock issued to employees and directors	1,886,200	—	18,862	1,361,719	—	—	1,380,581
Stock compensation	—	—	—	1,710,753	—	—	1,710,753
Issued 2,294,474 shares for acquisition of Sharon Resources, Inc.	2,294,474	—	22,944	2,661,591	—	—	2,684,535
Issued 214,950 shares of Series C Preferred Stock	—	—	—	(418,205)	—	—	(418,205)
Issued 8,881,112 shares of Common Stock	8,881,112	—	88,811	14,006,206	—	—	14,095,017
Dividends on Series C Convertible Preferred	—	—	—	—	—	(25,654)	(25,654)
Issued 761,652 shares as deposit on Triad Acquisition	761,652	(1,310,357)	7,617	1,302,740	—	—	—
Net loss	—	—	—	—	(63,156)	(15,124,209)	(15,187,365)

BALANCE, December 31, 2009	50,591,610	$(1,310,357)	$505,916	$71,936,306	$1,321,753	$(33,135,693)	$39,317,925

The accompanying Notes to Consolidated Financial Statements are an integral part of these Statements.

MAGNUM HUNTER RESOURCES CORPORATION
(FORMERLY PETRO RESOURCES CORPORATION)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2009	2008
Cash flows from operating activities
Net loss	$(15,124,209)	$(6,886,334)
Adjustments to reconcile net income to net cash provided by operating activities:
Noncontrolling interest	(63,156)	(1,640,466)
Depletion, depreciation, and accretion	4,499,611	7,682,293
Stock-based compensation	3,091,334	1,589,675
Impairment	633,953	1,973,015
Gain on asset retirement obligation	—	(16,837)
Exploratory costs	647,001	7,140,013
Gain on sale of assets	(14,000)	(1,196,963)
Loss on extinguishment of debt	—	2,790,829
Unrealized (gain) loss on derivative contracts	7,700,129	(9,116,145)
Amortization of deferred financing cost	1,233,611	1,737,458
Changes in operating assets and liabilities:
Accounts receivable and accrued revenue	(1,908,945)	(114,366)
Prepaid expenses	(16,313)	(49,887)
Accounts payable	1,571,108	(631,563)
Revenue payable	342,585	—
Accrued liabilities	779,030	176,607

Net cash provided by operating activities	3,371,739	3,437,329

Cash flows from investing activities
Capital expenditures	(13,274,656)	(16,222,790)
Change in advances	(1,326,889)	—
Cash received in purchase of Sharon Resources, Inc.	235,023	—
Proceeds from sale of assets	500,000	7,843,962
Purchase of Derivatives	(2,700,850)	—
Change in deposits	(56,246)	—
Investment in partnership	—	(1,999,800)

Net cash used in investing activities	(16,623,618)	(10,378,628)

Cash flows from financing activities
Net proceeds from sale of common stock and warrants	14,095,017	—
Net proceeds from sale of preferred shares	4,955,545	—
Principal payments on debt	(34,193,566)	(2,253,861)
Proceeds from debt borrowings	25,718,196	9,354,295
Payment on payable on sale of partnership	(113,560)	—
Payment of deferred financing costs	(1,048,587)	(1,471,545)
Redemption of preferred stock	—	(7,966,735)

Net cash provided by (used in) financing activities	9,413,045	(2,337,846)

Net decrease in cash and cash equivalents	(3,838,834)	(9,279,145)
Cash and cash equivalents, beginning of year	6,120,402	15,399,547

Cash and cash equivalents, end of year	$2,281,568	$6,120,402

Cash paid for interest	$2,142,454	$1,554,484

Noncash transactions
Capitalized interest in oil and gas properties	$—	$1,080,177

Property and equipment included in accounts payable	$—	$1,527,440

Stock issued for acquisition of Sharon Resources, Inc.	$2,684,535	$—

Refinancing of Petrobridge loan	$—	$16,239,152

The accompanying Notes to Consolidated Financial Statements are an integral part of these Statements.

NOTE 1 — ORGANIZATION AND NATURE OF OPERATIONS

Magnum Hunter Resources Corporation and subsidiaries (“Magnum Hunter”) (a Delaware Corporation) is a Houston, Texas based independent exploration and production company engaged in the acquisition and development of producing properties, secondary enhanced oil recovery projects, and production of oil and natural gas in the United States.

On July 14, 2009, the Company formed a new subsidiary to purchase Magnum Hunter Resources, LP and the new subsidiary was merged into Petro Resources Corporation in order to effect a name change from “Petro Resources Corporation” to “Magnum Hunter Resources Corporation”.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Presentation

The consolidated financial statements include the accounts of Magnum Hunter and our wholly-owned subsidiary, Sharon Resources, Inc. (“Sharon”) We also have consolidated our 87.5% controlling interest in PRC Williston, LLC (“PRC”) with noncontrolling interests recorded for the outside interest in PRC. All significant intercompany balances and transactions have been eliminated.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. These estimates are based on information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from those estimates under different assumptions and conditions. Significant estimates are required for proved oil and gas reserves which, as described in Note 2 — Estimates of Proved Oil and Gas Reserves, may have a material impact on the carrying value of oil and gas property.

Critical accounting policies are defined as those significant accounting policies that are most critical to an understanding of a company’s financial condition and results of operation. We consider an accounting estimate or judgment to be critical if (i) it requires assumptions to be made that were uncertain at the time the estimate was made, and (ii) changes in the estimate or different estimates that could have been selected could have a material impact on our results of operations or financial condition.

Cash and cash equivalents

Cash and cash equivalents include cash in banks and highly liquid debt securities that have original maturities of three months or less. At December 31, 2009, the Company had cash deposits in excess of FDIC insured limits at various financial institutions.

Financial Instruments

The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, notes receivable, accounts payable and accrued liabilities and long-term debt approximate fair value, as of December 31, 2009 and 2008. See Note 3 for commodity derivative fair value disclosures.

Oil and Gas Properties

Capitalized Costs

Our oil and gas properties comprised the following (in thousands):

	December 31,
	2009	2008
Mineral interests in properties:
Unproved properties	$12,490	$18,563
Proved properties	59,897	39,266
Total costs	72,387	57,977
Less accumulated depreciation, depletion and impairment	(16,504)	(12,149)
Advances	1,475	148

Net capitalized costs	$57,358	$45,828

We follow the successful efforts method of accounting for our oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties and to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells are capitalized pending determination of whether the wells have proved reserves. If we determine that the wells do not have proved reserves, the costs are charged to expense. Geological and geophysical costs, including seismic studies and costs of carrying and retaining unproved properties are charged to expense as incurred. We capitalize interest on expenditures for significant exploration and development projects that last more than six months while activities are in progress to bring the assets to their intended use.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

Capitalized amounts attributable to proved oil and gas properties are depleted by the unit-of-production method over proved reserves using the unit conversion ratio of six Mcf of gas to one Bbl of oil. Depreciation and depletion expense for oil and gas producing property and related equipment was $4.5 million and $7.7 million for the years ended December 31, 2009 and 2008, respectively.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. We recorded an impairment charge of $634 thousand during the year ended December 31, 2009 and none in 2008 related to our assessment of unproved properties. The 2009 impairment resulted from a write-off of $441 thousand in acreage costs in the Boomerang Prospect in Kentucky, $125 thousand on the LeBlanc Prospect in Louisiana, and $68 thousand in the West Greene Field in North Dakota.

Capitalized costs related to proved oil and gas properties, including wells and related equipment and facilities, are evaluated for impairment based on an analysis of undiscounted future net cash flows in accordance with ASC 360, formerly Statement of Financial Accounting Standards 144, Accounting for the Impairment or Disposal of Long-Lived Assets . If undiscounted cash flows are insufficient to recover the net capitalized costs related to proved properties, then we recognize an impairment charge in income from operations equal to the difference between the net capitalized costs related to proved properties and their estimated fair values based on the present value of the related future net cash flows. We noted no impairment of our proved properties based on our analysis for the year ended December 31, 2009. For the year ended December 31, 2008, we recorded an impairment of leasehold and well costs of 2.0 million on the East Flaxton Unit in North Dakota.

It is common for operators of oil and gas properties to request that joint interest owners pay for large expenditures, typically for drilling new wells, in advance of the work commencing. This right to call for cash advances is typically found in the operating agreement that joint interest owners in a property adopt. We record these advance payments in Advances in our property account and release this account when the actual expenditure is later billed to us by the operator.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Estimates of Proved Oil and Gas Reserves

Estimates of our proved reserves included in this report are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and SEC guidelines. The accuracy of a reserve estimate is a function of:

•	the quality and quantity of available data;

•	the interpretation of that data;

•	the accuracy of various mandated economic assumptions;

•	and the judgment of the persons preparing the estimate.

Our proved reserve information included in this report was predominately based on evaluations prepared by independent petroleum engineers. Estimates prepared by other third parties may be higher or lower than those included herein. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate.

In accordance with SEC requirements, beginning December 31, 2009, we based the estimated discounted future net cash flows from proved reserves on the unweighted arithmetic average of the prior 12-month commodity prices as of the first day of each of the months constituting the period and costs on the date of the estimate. In prior years, such estimates had been based on year end prices and costs. Future prices and costs may be materially higher or lower than these prices and costs which would impact the estimated value of our reserves.

The estimates of proved reserves materially impact DD&A expense. If the estimates of proved reserves decline, the rate at which we record DD&A expense will increase, reducing future net income. Such a decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields.

The adoption of the new guidance in fiscal 2009 resulted in a downward adjustment of 386 MBOE of proved reserves. The change resulted in an increase of $145 thousand in DD&A expense in the fourth quarter of 2009.

Oil and Gas Operations

Accounts Receivable

We recognize revenue for our production when the quantities are delivered to or collected by the respective purchaser. Prices for such production are defined in sales contracts and are readily determinable based on certain publicly available indices. All transportation costs are included in marketing expense.

Accounts receivable from joint interest owners consist of uncollateralized joint interest owner obligations due within 30 days of the invoice date. Accounts receivable, oil and gas sales, consist of uncollateralized accrued revenues due under normal trade terms, generally requiring payment within 30 to 60 days of production. No interest is charged on past-due balances. Payments made on all accounts receivable are applied to the earliest unpaid items. We review accounts receivable periodically and reduce the carrying amount by a valuation allowance that reflects our best estimate of the amount that may not be collectible. No such allowance was considered necessary at December 31, 2009 or 2008.

Revenue Payable

Revenue payable represents amounts collected from purchasers for oil and gas sales which are either revenues due to other revenue interest owners or severance taxes due to the respective state or local tax authorities. Generally, we are required to remit amounts due under these liabilities within 30 days of the end of the month in which the related production occurred.

 Advances from Non-Operators

Advances from non-operators represent amounts collected in advance for joint operating activities. Such amounts are applied to joint interest accounts receivable as related costs are incurred.

Production Costs

Production costs, including compressor rental and repair, pumpers’ salaries, saltwater disposal, ad valorem taxes, insurance, repairs and maintenance, expensed workovers and other operating expenses are expensed as incurred and included in lease operating expense on our consolidated statements of operations.

Exploration expenses include dry hole costs, delay rentals and geological and geophysical costs.

Dependence on Major Customers

For the years ended December 31, 2009 and 2008, we sold substantially all of our oil and gas produced to seven purchasers. Additionally, substantially all of our accounts receivable related to oil and gas sales were due from those seven purchasers at December 31, 2009 and 2008. We believe that there are potential alternative purchasers and that it may be necessary to establish relationships with new purchasers. However, there can be no assurance that we can establish such relationships and that those relationships will result in increased purchasers. Although we are exposed to a concentration of credit risk, we believe that all of our purchasers are credit worthy.

Dependence on Suppliers

Our industry is cyclical, and from time to time there is a shortage of drilling rigs, equipment, supplies and qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. If the unavailability or high cost of drilling rigs, equipment, supplies or qualified personnel were particularly severe in the areas where we operate, we could be materially and adversely affected. We believe that there are potential alternative providers of drilling services and that it may be necessary to establish relationships with new contractors. However, there can be no assurance that we can establish such relationships and that those relationships will result in increased availability of drilling rigs.

Other Property

Furniture, fixtures and equipment are carried at cost. Depreciation of furniture, fixtures and equipment is provided using the straight-line method over estimated useful lives ranging from three to five years. Gain or loss on retirement or sale or other disposition of assets is included in income in the period of disposition.

Depreciation expense for other property and equipment was $41,000 and $25,000 for the years ended December 31, 2009 and 2008, respectively.

Deferred financing costs

In connection with debt financings in 2009, we paid $1,048,587 in fees. These fees were recorded as deferred financing costs and are being amortized over the life of the loans using the straight line method as the debt is in the form of a line of credit. Amortization of deferred financing costs for the years ended December 31, 2009 and 2008 were $1,233,611 and $1,737,458, respectively.

Derivative Financial Instruments

We use commodity derivative financial instruments, typically options and swaps, to manage the risk associated with fluctuations in oil and gas prices. We account for derivatives under the provisions of FASB Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging, and related interpretations and amendments. ASC 815, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair market value. The statement requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. Our oil and gas price derivative contracts are not designated as hedges. In accordance with provisions of ASC 815, these instruments have been marked-to-market through earnings.

Share Based Compensation

The Company accounts for share-based compensation in accordance with the provisions of the ASC standards which require companies to estimate the fair value of share-based payment awards made to employees and directors, including stock options, restricted stock and employee stock purchases related to employee stock purchase plans, on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods. We estimate the fair value of each share-based award using the Black-Scholes option pricing model or a lattice model. These models are highly complex and dependent on key estimates by management. The estimates with the greatest degree of subjective judgment are the estimated lives of the stock-based awards and the estimated volatility of our stock price.

Income Taxes

We account for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We measure and record income tax contingency accruals in accordance with ASC 740, Income Taxes .

We recognize liabilities for uncertain income tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. It is inherently difficult and subjective to estimate such amounts, as we must determine the probability of various possible outcomes. We reevaluate these uncertain tax positions on a quarterly basis or when new information becomes available to management. These reevaluations are based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, successfully settled issues under audit, expirations due to statutes, and new audit activity. Such a change in recognition or measurement could result in the recognition of a tax benefit or an increase to the tax accrual.

We classify interest related to income tax liabilities as income tax expense, and if applicable, penalties are recognized as a component of income tax expense. The income tax liabilities and accrued interest and penalties that are anticipated to be due within one year of the balance sheet date are presented as current liabilities in our consolidated balance sheets .

Loss per Common Share

Basic net income or loss per common share is computed by dividing the net income or loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net income or loss per common share is calculated in the same manner, but also considers the impact to net income and common shares for the potential dilution from stock options, stock warrants and any other outstanding convertible securities.

We have issued potentially dilutive instruments in the form of our Series C Preferred Stock, common stock warrants and common stock options granted to our employees. There were 19,633,226 and 8,088,962 dilutive securities outstanding at December 31, 2009 and 2008, respectively. We did not include any of these instruments in our calculation of diluted loss per share during the period because to include them would be anti-dilutive due to our net loss during the periods.

Reclassification of Prior-Year Balances

Certain prior-year balances in the consolidated financial statements have been reclassified to correspond with current-year classifications.

Recently Issued Accounting Pronouncements

In December 2007, FASB issued guidance related to Business Combinations under ASC 805, Business Combinations , and guidance related to the accounting and reporting of noncontrolling interest under ASC 810-10-65-1, Consolidation . This guidance significantly changes the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. This guidance became effective January 1, 2009. We applied this guidance to our majority interests in PRC Williston, LLC which resulted in noncontrolling interests now reported as part of equity and it no longer impacts net loss. Please see Note 9 — “Shareholders’ Equity” and Note 5 - “Acquisitions and Divestitures” for additional information.

In March 2008, the FASB issued guidance related to the disclosures about derivative instruments and hedging activities under FASB ASC 815-10-50, Derivatives and Hedging . This guidance requires companies to provide enhanced disclosures about (a) how and why they use derivative instruments, (b) how derivative instruments and related hedged items are accounted for under applicable guidance, and (c) how derivative instruments and related hedged items affect a company’s financial position, financial performance, and cash flows. These disclosure requirements are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Our adoption of ASC 815-10-50 on January 1, 2009 did not have a material impact on our consolidated financial statements. See Note 3 — “Financial Instruments and Derivatives” in the Notes to Consolidated Financial Statements for additional information.

In June 2008, the FASB issued guidance to evaluate whether an instrument (or embedded feature) is indexed to an entity’s own stock under ASC 815-40-15, Derivatives and Hedging . The guidance requires entities to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock in order to determine if the instrument should be accounted for as a derivative under the scope of ASC 815-10-15. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We adopted ASC 815-40-15 beginning January 1, 2009 which did not have a material impact on our financial statements.

In December 2008, the Securities and Exchange Commission published a Final Rule, Modernization of the Oil and Gas Reporting Requirements . The new rule permits the use of new technologies to determine proved reserves if those technologies have been demonstrated to lead to reliable conclusions about reserves volumes. The new requirements also allow companies to disclose their probable and possible reserves to investors. In addition, the new disclosure requirements require companies to: (a) report the independence and qualifications of its reserves preparer or auditor; (b) file reports when a third party is relied upon to prepare reserves estimates or conducts a reserves audit; and (c) report oil and gas reserves using an average price based upon the prior 12-month period rather than year-end prices. The use of average prices will affect future impairment and depletion calculations. In January 2010, the FASB issued Accounting Standards Update No. 2010-03, Oil and Gas Reserve Estimation and Disclosure , to align the oil and gas reserve estimation and disclosure requirement of the SEC Final Rule with the ASC 932. The new disclosure requirements are effective for annual reports on Form 10-K for fiscal years ending on or after December 31, 2009. Our adoption of this Final rule for this annual reported dated December 31, 2009 affected our oil and gas disclosures but had no material effect on our financial position and results of operations.

In May 2009, the FASB issued guidance related to subsequent events under ASC 855-10, Subsequent Events . This guidance sets forth the period after the balance sheet date during which management or a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. It requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, whether that date represents the date the financial statements were issued or were available to be issued. This guidance is effective for interim and annual periods ending after June 15, 2009. We adopted ASC 855-10 beginning June 30, 2009 and have included the required disclosures in our consolidated financial statements. See Note 14 — “Subsequent Events” for additional information.

In June 2009, the FASB issued Accounting Standards Update No. 2009-01 which amends ASC 105, Generally Accepted Accounting Principles . This guidance states that the ASC will become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Once effective, the Codification’s content will carry the same level of authority. Thus, the U.S. GAAP hierarchy will be modified to include only two levels of U.S. GAAP: authoritative and non-authoritative. This is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted ASC 105 as of September 30, 2009 and thus have incorporated the new Codification citations in place of the corresponding references to legacy accounting pronouncements.

 In August 2009, the FASB issued Accounting Standards Update No. 2009-05, Measuring Liabilities at Fair Value, which amends ASC 820, Fair Value Measurements and Disclosures . This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure the fair value using one or more of the following techniques: a valuation technique that uses the quoted price of the identical liability or similar liabilities when traded as an asset, which would be considered a Level 1 input, or another valuation technique that is consistent with ASC 820. This Update is effective for the first reporting period (including interim periods) beginning after issuance. Thus, we adopted this guidance as of September 30, 2009, which did not have a material impact on our consolidated financial statements.

NOTE 3 — FAIR VALUE OF FINANCIAL INSTRUMENTS

Effective January 1, 2008, the Company adopted the provisions of ASC 820, Fair Value measurements and Disclosures , for all financial instruments. We applied this guidance to our financial assets and liabilities beginning January 1, 2008 with no material impact on our consolidated statement of operations or financial condition.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a framework for measuring fair value and a valuation hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation hierarchy contains three levels:

•	Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets

•
Level 2 — Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable

•	Level 3 — Significant inputs to the valuation model are unobservable

We used the following fair value measurements for certain of our assets and liabilities during the years ended December 31, 2009 and 2008:

Level 2 Classification:

Derivative Instruments

At December 31, 2009 and 2008, the Company had commodity derivative financial instruments in place that are accounted for under the ASC standards on derivative instruments. The Company does not apply hedge accounting as allowed by ASC standards, therefore, the changes in fair value subsequent to the initial measurement are recorded in income. The estimated fair value amounts of the Company’s derivative instruments have been determined at discrete points in time based on relevant market information which resulted in the Company classifying such derivatives as Level 2. Although the Company’s derivative instruments are valued using public indexes, the instruments themselves are traded with third-party counterparties and are not openly traded on an exchange.

As of December 31, 2009 and 2008, the Company’s derivative contracts were with major financial institutions with investment grade credit ratings which are believed to have a minimal credit risk. As such, the Company is exposed to credit risk to the extent of nonperformance by the counterparties in the derivative contracts discussed above; however, the Company does not anticipate such nonperformance.

The following tables present recurring financial assets and liabilities which are carried at fair value as of December 31, 2009 and 2008:

Fair value measurements on a recurring basis
December 31, 2009
	Level 1	Level 2	Level 3
Commodity derivatives	$—	$2,353,686	$—

Total assets as fair value	$—	$2,353,686	$—

Commodity derivatives	$—	$69,136	$—

Total liabilities at fair value	$—	$69,136	$—

Fair value measurements on a recurring basis
December 31, 2008
	Level 1	Level 2	Level 3
Commodity derivatives	$—	$7,283,829	$—

Total assets as fair value	$—	$7,283,829	$—

Commodity derivatives	$—	$—	$—

Total liabilities at fair value	$—	$—	$—

NOTE 4 — FINANCIAL INSTRUMENTS AND DERIVATIVES

We enter into certain commodity derivative instruments which are effective in mitigating commodity price risk associated with a portion of our future monthly natural gas and crude oil production and related cash flows. Our oil and gas operating revenues and cash flows are impacted by changes in commodity product prices, which are volatile and cannot be accurately predicted. Our objective for holding these commodity derivatives is to protect the operating revenues and cash flows related to a portion of our future crude oil sales from the risk of significant declines in commodity prices. We have not designated any of our commodity derivatives as hedges under ASC 815.

As of December 31, 2009, the estimated fair values of our commodity derivatives were:

Commodity	Type	Volume/Month	Duration	Price	Fair Market Value
Oil	Swap	2,212 Bbls	Jan 10 – Feb 10	$65.40	$(69,136)
Oil	Swap	670 Bbls	Jan 10 – Dec 10	$81.65	(5,139)
Oil	Swap	4,660 Bbls	Jan 10 – Dec 11	$105.45	2,293,729
Oil	Swap	435 Bbls	Jan 11 – Dec 11	$85.25	(4,339)
Natural Gas	Collar	5,000 Mmbtu	Feb 10 – Dec 10	$5.50 – 7.75	18,028
Natural Gas	Collar	15,000 Mmbtu	Feb 10 – Dec 10	$5.75 – 7.10	59,342
Natural Gas	Collar	12,500 Mmbtu	Jan 11 – Dec 11	$5.00 – 8.20	(13,671)
Natural Gas	Collar	4,165 Mmbtu	Jan 11 – Dec 11	$5.00 – 8.95	1,435
Natural Gas	Collar	10,000 Mmbtu	Jan 12 – Dec 12	$5.00 – 9.82	4,301
Natural Gas	Purchase Put	5,000 Mmbtu	Feb 10 – Dec 10	$5.00	19,167
Natural Gas	Sold Put	5,000 Mmbtu	Feb 10 – Dec 10	$5.00	(19,167)
Natural Gas	Purchased Put	15,000 Mmbtu	Feb 10 – Dec 10	$5.00	57,502
Natural Gas	Sold Put	15,000 Mmbtu	Feb 10 – Dec 10	$5.00	(57,502)

					$2,284,550

During the year ended December 31, 2009, we incurred a loss of $2,325,251 related to oil and natural gas derivative contracts which included $5,374,877 of realized gain related to settled contracts, and $7,700,128 of unrealized losses related to unsettled contracts. Unrealized gain and losses are based on the changes in the fair value of derivative instruments covering positions beyond December 31, 2009.

NOTE 5 — ACQUISITIONS AND DIVESTITURES

On September 14, 2009, we entered into a Purchase and Sale Agreement to acquire for $1.7 million an additional ownership interest in the Company operated East Chalkley Unit located in Cameron Parish, Louisiana. The purchase of this interest increased the Company’s working interest to approximately 72% in the unit. The transaction closed on October 15, 2009.

On October 23, 2009, we entered into a Purchase and Sale Agreement with another joint interest owner to divest for $500,000 approximately 10% of the Company’s ownership interest in the Pine Pasture et al. No. 2 well and East Chalkley Prospect Area and approximately 35% of the Company’s ownership interest in the Pine Pasture et al. No. 1 well located in Cameron Parish, Louisiana.

On September 30, 2009, we completed the acquisition of 100% of the capital stock of Sharon Resources, Inc. (“Sharon”) whereby we acquired 100% of the outstanding common stock of Sharon in exchange for 2,294,474 shares of our common stock valued at approximately $2.68 million based on the closing stock price of $1.17 on the effective date of the closing.

The acquisition of Sharon is accounted for using the acquisition method as set out in FAS ASC 805, Business Combinations , which requires the assets and liabilities to be recorded at their respective fair values. The following table summarizes the estimated fair values of the net assets acquired at September 30, 2009:

Assets
Cash	$235,023
Accounts receivable	288,125
Prepaid expenses	2,394
Deposits	750
Oil and gas properties	2,972,534

Liabilities and equity
Accounts payable	(664,080)
Asset retirement obligation	(150,211)

Net assets acquired	$2,684,535

NOTE 6 — ASSET RETIREMENT OBLIGATIONS

The Company accounts for asset retirement obligations based on the guidance of ASC 410 which addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. ASC 410 requires that the fair value of a liability for an asset’s retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. We have included estimated future costs of abandonment and dismantlement in our successful efforts amortization base and amortize these costs as a component of our depreciation, depletion, and accretion expense in the accompanying consolidated financial statements.

The following table summarizes the Company’s asset retirement obligation transactions during the years ended December 31:

	2009	2008
Asset retirement obligation at beginning of period	$1,589,197	$1,434,114
Purchased in Sharon Resources acquisition	150,211	—
Liabilities incurred	150,822	93,154
Liabilities settled	(22,914)	(17,012)
Accretion expense	164,990	138,772
Revisions in estimated liabilities	—	(59,831)

Asset retirement obligation at end of period	$2,032,306	$1,589,197

NOTE 7 — NOTES PAYABLE

Notes payable at December 31, 2009 and 2008 consisted of the following:

	2009	2008
Note payable due February 1, 2010, 4.75%	$44,157	$—
Note payable due January 1, 2008, 4.057%	—	19,527
Revolving credit borrowing due September 9, 2011, 5.5%	—	6,500,000
Term loan due September 9, 2012, 10%	—	15,000,000
Senior revolving credit facility due November 23, 2012, 3.255% at December 31, 2009	13,000,000	—

	$13,044,157	$21,519,527
Less: current portion	(44,157)	(19,527)

Total Long-Term Debt	$13,000,000	$21,500,000

The following table presents the approximate annual maturities of debt:

2010	$44,157
2011	—
2012	13,000,000
2013	—
Thereafter	—

$13,044,157

Notes Payable

On April 1, 2008, we executed a promissory note with a finance company to finance its various insurance policies. The interest rate on the note is 4.057% with payments of $19,593 per month beginning May 1, 2008 and the final payment due January 1, 2009. The note is secured by the insurance policies. At December 31, 2009 and 2008, the balance owing was $0 and $19,527, respectively.

On April 10, 2009, we executed a promissory note for $217,336 with a finance company to finance its various insurance policies. The interest rate on the note is 4.75% with payments of $22,210 per month beginning May 1, 2009 and the final payment due February 1, 2010. The note is secured by the insurance policies. At December 31, 2009, the outstanding balance on the note was $44,157.

Revolving Credit Borrowing and Term Loan

On September 9, 2008, the Company entered into a new $50 million first lien revolving credit agreement and a $15 million second lien term loan agreement. The revolving credit agreement provided for an initial borrowing base availability of $17 million and could be used to provide working capital for exploration and production purposes, to refinance existing debt, and for general corporate purposes. The agreement provided for both a prime rate and LIBO rate option and a maturity date of September 9, 2011. At December 31, 2008, we had outstanding borrowings of $6.5 million under this agreement.

The second lien term loan agreement provided for a $15 million second lien term loan facility. All term loans available under the second lien term loan facility were advanced to the Company on September 9, 2008 and were used to refinance existing debt. The maturity date of the Second Lien Term Loan Agreement was September 9, 2012. Under certain circumstances, the Company was permitted to repay the term loans prior to the maturity date; however, any payments made on or prior to September 9, 2009 were subject to a prepayment penalty equal to 2% of the amount prepaid, and any payments made after September 9, 2009 but on or before September 9, 2010 were subject to a prepayment penalty equal to 1% of the amount prepaid. The agreement provided for both a prime rate and LIBO rate option. The amount outstanding under the term loan was $15 million at December 31, 2008.

The Company incurred approximately $1.3 million of deferred financing cost on the above notes and on September 9 and October 14, 2008, the Company borrowed $6.5 million by drawing down $15 million on its second lien term loan and $6.5 million on its revolving credit agreement. The Company then paid off other existing indebtedness of $16.2 million and also incurred $2.8 million of debt extinguishment costs. The debt extinguishment costs consisted principally of the write off of the note discount and deferred financing costs.

The credit agreement was amended effective as of March 25, 2009 because the Company was unable to comply with the interest and debt coverage covenants under the terms of the original revolving credit agreement and second lien term loan agreement for the fiscal quarter ended December 31, 2008. Pursuant to the amendments, the administrative agent and the lenders agreed to waive the defaults. In connection with the semi-annual review of the borrowing base, lower commodity prices resulted in the borrowing base for the revolving credit agreement being reduced from $17 million to $12 million.

On November 23, 2009, in connection with the closing of our new Senior Revolving Credit Facility, the Company terminated its then-existing credit agreement and its second lien term loan agreement by paying off the outstanding balances of $12 million in revolving credit and $15 million in term loan with that lender at that time.

Senior Revolving Credit Facility

On November 23, 2009, the Company entered into a new Senior Revolving Credit Agreement which provided for an asset-based, three-year senior secured revolving credit facility with an initial borrowing base availability of $25 million. The Revolving Facility is governed by a semi-annually borrowing base redetermination derived from the Company’s proved crude oil and natural gas reserves, and based on such redeterminations, the borrowing base may be increased up to a maximum commitment level of $150 million.

The terms of the Credit Agreement provide that the Revolving Facility may be used for loans and, subject to a $5,000,000 sublimit, letters of credit. The Company used the initial advance under the Revolving Facility to repay all current borrowings under prior loan facilities. Further borrowings may be used to provide working capital for exploration, development and production purposes, to refinance existing debt and for general corporate purposes. A commitment fee, which ranges between 0.5% and 0.75%, based on the unused portion of the borrowing base under the Revolving Facility, is also payable by the Company.

Borrowings under the Credit Agreement bear interest, at the Company’s option, at either

•
an alternate base rate (“ABR”) equal to the greater of the prime rates, the federal funds effective rate plus 0.5% or the LIBOR rate plus 1.0%, plus in each such case an applicable margin ranging from 1.5% to 2.5% depending on borrowing base utilization; or

•
an adjusted LIBOR rate equal to the product of (i) the LIBOR rate multiplied by (ii) the statutory reserve rate (a fraction of which the numerator is 1 and the denominator is the aggregate of the maximum reserve percentages required for Eurocurrency funding), plus in each case an applicable margin ranging from 2.5% to 3.5% based on borrowing base utilization.

If an event of default occurs and is continuing, the lenders may increase the interest rate then in effect by an additional 2% per annum plus the rate applicable to ABR loans.

The Credit Agreement contains negative covenants that, among others things, restrict the ability of the Company to, with certain exceptions: (i) incur indebtedness; (ii) grant liens; (iii) make certain payments; (iv) change the nature of its business; (v) dispose of all or substantially all of its assets or enter into mergers, consolidations or similar transactions; (vi) make investments, loans or advances; and (vii) enter into transactions with affiliates. The Credit Agreement also requires the Company to satisfy certain affirmative financial covenants, including maintaining (a) an interest coverage ratio (as such term is defined in the Credit Agreement) of not less than 2.5:1.0; (b) a ratio of total debt (as such term is defined in the Credit Agreement) to EBITDAX of not more than (1) 4.5:1.0 for the fiscal quarters ending December 31, 2009, March 31, 2010 and June 30, 2010 and (2) 4.0:1.0 for each fiscal quarter ending thereafter; and (c) a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0:1.0. The Company is also required to enter into certain commodity price hedging agreements pursuant to the terms of the Credit Agreement.

The obligations of the Company under the Credit Agreement may be accelerated upon the occurrence of an Event of Default (as such term is defined in the Credit Agreement). Events of default include customary events for a financing agreement of this type, including, without limitation, payment defaults, defaults in the performance of affirmative or negative covenants, the inaccuracy of representations or warranties, bankruptcy or related defaults, defaults relating to judgments and the occurrence of a Change in Control (as such term is defined in the Credit Agreement).

Subject to certain permitted liens, the Company’s obligations under the Credit Agreement have been secured by the grant of a first priority lien on not less than 80% of the value of the Company and its subsidiaries’ oil and gas properties until thirty days after the effective date and, thereafter, 85% of the value of the Company and its subsidiaries’ existing and to-be-acquired oil and gas properties.

In connection with the Credit Agreement, the Company and its subsidiaries also entered into certain customary ancillary agreements and arrangements, which, among other things, provide that the indebtedness, obligations and liabilities of the borrowers arising under or in connection with the Credit Agreement are unconditionally guaranteed by the Company and substantially all of its subsidiaries.

At December 31, 2009, the Company had loans outstanding under this credit agreement of $13 million.

NOTE 8 — SHARE BASED COMPENSATION

In March 2006, Magnum Hunter Resources adopted the 2006 Stock Incentive Plan. Under the Plan, options may be granted to key employees and other persons who contribute to the success of Magnum Hunter. We originally reserved 1,500,000 shares of common stock for the Plan. In June 2007, we increased the authorized shares to 3,000,000. No options were exercised during the years ended December 31, 2008 and 2009.

On January 9, 2008 we granted 200,000 stock options to our President at that time. The options have an exercise price of $2.00 per share. Fifty thousand options vested on January 9, 2008 and the remaining 150,000 options vest annually on January 10, 2009, 2010 and 2011. The stock options have a 5 year term expiring on January 10, 2013. The options were valued using the Black-Sholes model with the following assumption: $2.15 quoted stock price; $2.00 exercise price; 104.83% volatility; 3.25 year estimated life; zero dividend; 2.69% discount rate. The fair value of these options was $293,364.

Also, on January 9, 2008 we granted 10,000 stock options to our Director of Information Services. The options have an exercise price of $2.00 per share. Twenty five hundred options vested on January 10, 2008 and the remaining 7,500 options will vest annually on January 10, 2009, 2010 and 2011. The stock options have a 5 year term expiring on January 10, 2013. The options were valued using the Black-Sholes model with the following assumption: $2.15 quoted stock price; $2.00 exercise price; 104.83% volatility; 3.25 year estimated life; zero dividend; 2.69% discount rate. The fair value of these options was $14,668.

On March 1, 2008 we granted 100,000 stock options to our Chief Operating Officer at that time. The options have an exercise price of $1.70 per share. Twenty five thousand options vested on March 1, 2008 and the remaining 75,000 options will be issued and will vest annually on March 1, 2009, 2010 and 2011. The stock options have a 5 year term expiring on March 1, 2013. The options were valued using the Black-Sholes model with the following assumption: $1.70 quoted stock price; $1.70 exercise price; 104% volatility; 3.25 year estimated life; zero dividend; 1.87% discount rate. The fair value of these options was $112,381.

On January 9, 2008, we granted 100,000 shares of restricted common stock to our President at that time. These common shares vest at 25,000 immediately and 25,000 each on January 10, 2009, 2010 and 2011. These shares were valued at $2.15 per share, based on the quoted market value on the date of grant, and $107,500 of expense was recognized as of December 31, 2008. The remaining $107,500 will be recognized over the remaining service term.

On March 1, 2008 we also granted 130,000 shares of restricted common stock to our Chief Operating Officer at that time. These common shares vest at 40,000 immediately and the remaining shares vest annually at 30,000 shares annually on March 1, 2009, 2010 and 2011. These shares were valued at $1.70 per share, based on the quoted market value on the date of grant, and $119,000 of expense was recognized as of December 31, 2008. The remaining $102,000 will be recognized over the remaining service term.

On May 22, 2009, we granted 4,000,000 stock options to two new executives of the Company. The stock options have an exercise price of $0.37 per share and expire May 22, 2014. The options vest as follows: (a) Options to purchase 1,000,000 Shares shall vest and first become exercisable subject to and upon the Company’s acquisition of at least $20 million of additional debt capital, equity capital, or oil and gas properties, or any combination thereof, whether in one transaction or in a series of transactions, during the period commencing on the grant date and ending on May 22, 2010. (b) Options to purchase 1,000,000 Shares shall vest and first become exercisable subject to and upon the Common Stock trading at a price of $0.75 per share (as adjusted for splits, combinations and the like) for 20 of any 30 consecutive trading days during the period commencing on the grant date and ending on May 22, 2011. (c) Options to purchase 1,000,000 Shares shall vest and first become exercisable subject to and upon the Common Stock trading at a price of $1.25 per share (as adjusted for splits, combinations and the like) for 20 of any 30 consecutive trading days during the period commencing on the grant date and ending on May 22, 2012. (d) Options to purchase 1,000,000 Shares shall vest and first become exercisable subject to and upon the Company achieving daily production of 1,400 boe per day during the period commencing on the grant date and ending on May 22, 2011. The term “ boe ” means barrels of crude oil equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids. These options were valued using the Black-Sholes model for the performance and service based options and the Lattice model for the market based options, which made use of the following primary assumptions:

	Black-Sholes	Lattice
Expected volatility	108%	61.5% to 337%
Expected dividend yield	0	0
Risk free rate	1.39%	0.49% to 2.23%

The combined fair value of these stock options was determined to be $846,065.

On May 22, 2009, we also granted 4,000,000 shares of Restricted Stock to two new executives of the Company. The shares of Restricted Stock become vested in the following amounts, at the following times and upon the following conditions, provided that the employee remains in continuous employment of the Company through and on the applicable vesting date: (a) 1,500,000 Shares shall vest on January 1, 2010. (b) 625,000 Shares shall vest subject to and the Company’s acquisition of at least $20 million of additional debt capital, equity capital, or oil and gas properties, or any combination thereof, whether in one transaction or in a series of transactions, during the period commencing on the grant date and ending on May 22, 2010. (c) 625,000 Shares shall vest subject to and upon the Common Stock trading at a price of $0.75 per share (as adjusted for splits, combinations and the like) for 20 of any 30 consecutive trading days during the period commencing on the grant date and ending on May 22, 2011. (d) 625,000 Shares shall vest subject to and upon the Common Stock trading at a price of $1.25 per share (as adjusted for splits, combinations and the like) for 20 of any 30 consecutive trading days during the period commencing on the grant date and ending on May 22, 2012. (e) 625,000 Shares shall vest subject to and upon the Company’s satisfaction in full of the performance condition set forth in Section 2(d) of the Option Agreement on or before May 22, 2011. The Restricted Stock also shall become vested at such earlier times, if any, as shall be provided in the restricted stock agreement or as shall otherwise be determined by the Compensation Committee in its sole and absolute discretion. Restricted stocks that contain both service and performance conditions were valued using the share price at grant date determined to be $0.35 per share for a total fair value of $962,500. Restricted stocks that contain both service and market conditions were valued using the Lattice model which made use of the following primary assumptions:

Expected volatility	189% to 337%
Expected dividend yield	0
Risk free rate	0.49% to 2.23%

The fair value of these restricted shares was determined to be $287,045.

On June 12, 2009 we granted a total of 172,000 stock options to certain employees. These stock options have an exercise price of $0.69 per share of which 43,000 vested immediately. The remaining 129,000 stock options will vest annually on June 12, 2010, 2011 and 2012. The stock options have a five year term expiring on June 12, 2014. The stock options were valued using the Black-Sholes model with the following assumption: $0.69 quoted stock price; $0.69 exercise price; 123.5% volatility; 3.25 year estimated life; zero dividends and a 1.91% discount rate. The fair value of these options was determined to be $88,122.

On June 12, 2009 we also granted 100,000 shares of restricted common stock to an employee of the Company, of which 25,000 vested immediately. In connection with this issuance, we recorded $19,365 as compensation expense based on the closing price of our common stock on June 12, 2009. We also agreed to issue 25,000 additional restricted common shares on June 1, 2010, 2011 and 2012, which vest immediately upon each respective issuance, for an aggregate of 75,000 shares. Compensation expense related to these shares is accrued monthly.

On June 26, 2009, we granted 100,000 stock options each to three board members and 130,000 stock options each to two board members. The stock options have an exercise price of $0.51 per share. The stock options fully vested on June 26, 2009, and have a 10 year term expiring June 26, 2019. The stock options were valued using the Black-Sholes model with the following assumption: $0.51 quoted stock price; $0.51 exercise price; 124.76% volatility; 5 year estimated life; zero dividends; 2.53% discount rate. The fair value of these options was determined to be $241,895.

On July 13, 2009, we granted 350,000 shares of stock options to a new officer of the company. The options were issued at an exercise price of $.57 per share with an estimated fair value of $.24 per share and have a life of 5 years. The options vest as follows: a) 70,000 shall vest on July 13, 2010 provided that the Optionee is employed by the Corporation as of the close of business on July 13, 2010. b) 70,000 options shall vest at any time prior to January 13, 2011 provided that the Optionee is employed by the Corporation and that the Common Stock of the Corporation has traded at a daily volume-weighted average price (“VWAP”) of $1.00 or more for 20 of 30 consecutive trading days. c) 70,000 options shall vest at any time prior to July 13, 2011 provided that the Optionee is employed by the Corporation and that at least five (5) new equity research analysts have initiated research coverage on the Corporation on or after July 13, 2009. d) 70,000 options shall vest at any such time prior to July 13, 2012 provided that the Optionee is employed by the Corporation and that the Common Stock of the Corporation has traded at a daily VWAP of $2.00 or more for 20 of 30 consecutive trading days. e) 70,000 options shall vest at any time prior to July 13, 2012 provided that the Optionee is employed by the Corporation and that the total institutional ownership of the Corporation’s Common Stock has increased by an amount equal to or greater than 50% of the fully diluted outstanding shares on the vesting date in excess of the number of shares held by institutional owners as of the Corporation’s June 3, 2009 Proxy Statement. Notwithstanding the foregoing, in the event of a Change in Control of the Company on or after January 13, 2010, then all Options shall vest and become immediately exercisable in full and will remain exercisable in accordance with their terms. These options were valued using the Black Scholes for the service and performance based options, and Lattice Model for the market based options, which made use of the following primary assumptions:

	Black-Sholes	Lattice
Expected volatility	110%	48.2% to 434.4%
Expected dividend yield	0	0
Risk free rate	1.41%	0.17% to 4.30%

On August 5, 2009, we granted 68,181 shares of restricted common stock to board members. These common shares vested immediately and were valued at $0.66 per share, based on the quoted market value on the date of grant. The expense was recorded in 2009.

On August 17, 2009, we granted 100,000 stock options to a new board member. The stock options have an exercise price of $1.04 per share. The stock options fully vested on August 17, 2009, and have a 10 year term expiring August 17, 2019. The stock options were valued using the Black-Sholes model with the following assumption: $1.04 quoted stock price; $1.04 exercise price; 125.49% volatility; 5 year estimated life; zero dividends; 2.43% discount rate. The fair value of these options was determined to be $88,285.

On September 30, 2009, we granted 600,000 stock options to employees of the company. The options have an exercise price of $1.17 per share. The options have a life of 5 years of which 150,000 vested immediately and the remaining 450,000 vest in equal amounts over 3 years. The stock options were valued using the Black-Sholes model with the following assumption: $1.17 quoted stock price; $1.17 exercise price; 127.48% volatility; 3.25 year estimated life; zero dividends; 1.45% discount rate. The fair value of these options was determined to be $530,229.

On October 23, 2009, we granted 250,000 stock options to employees of the Company. The options have an exercise price of $1.69 per share and have an estimated fair market value of $1.36 per share. The options have a life of 10 years of which 50,000 vest immediately and the remaining 200,000 options vest upon performance conditions being met, which management estimates to vest on various dates through 1/1/2011. These options were valued using the Lattice model which made use of the following primary assumptions:

Expected volatility	112% to 250.44%
Expected dividend yield	0
Risk free rate	2.38%

On November 15, 2009, we granted 75,000 stock options to employees of the company. The options have an exercise price of $1.63 per share. The options have a life of 10 years of which 18,750 vested immediately and the remaining 56,250 vest in equal amounts over 3 years. The stock options were valued using the Black-Sholes model with the following assumption: $1.63 quoted stock price; $1.63 exercise price; 112.27% volatility; 5 year estimated life; zero dividends; 2.38% discount rate. The fair value of these options was determined to be $77,205.

We recognized stock compensation expense of $3,091,334 and $1,589,675 for the year ended December 31, 2009 and 2008 respectively.

A summary of option activity for the years ended December 31, 2009 and 2008 is presented below:

	2009		2008
		Weighted Average		Weighted Average
	Shares	Exercise Price	Shares	Exercise Price

Outstanding at beginning of year	1,035,000	$3.11	1,125,000	$3.68
Granted	6,107,000	$0.56	310,000	$1.90
Exercised, forfeited, or expired	(25,000)	$2.50	(400,000)	$3.80

Outstanding at end of year	7,117,000	$0.93	1,035,000	$3.11

Exercisable at end of year	4,776,750	$0.98	902,500	$3.56

A summary of our non-vested options as of December 31, 2009 and 2008 is presented below.

Non-vested Options	2009	2008
Non-vested at beginning of year	432,500	575,000
Granted	6,107,000	310,000
Vested	(4,174,250)	(352,500)
Forfeited	(25,000)	(100,000)

Non-vested at end of year	2,340,250	432,500

Total unrecognized compensation cost related to non-vested options granted under the Plan was $815,784 and $309,700 as of December 31, 2009 and 2008, respectively. The unrecognized cost at December 31, 2009 is expected to be recognized over a weighted-average period of 1.86 years. At December 31, 2009, the aggregate intrinsic value for options was $0; and the weighted average remaining contract life was 4.8 years.

The assumptions used in the fair value method calculation for the year ended December 31, 2009 and 2008 are disclosed in the following table:

Year Ended December 31,
	2009 (1)	2008 (1)
Weighted average value per option granted during the period (2)	0.37	1.36
Assumptions (3) :
Stock price volatility	108 – 263%	104 – 105%
Risk free rate of return	1.36 – 2.53%	1.87 – 2.69%
Weighted average expected term	4.23 years	3.25 years

(1)	Our estimated future forfeiture rate is zero.

(2)	Calculated using the Black-Scholes fair value based method for service based options and Lattice Model fair value based method for performance and market based options.

(3)	The Company does not pay dividends on our common stock.

A summary of the Company’s non-vested shares as of December 31, 2009 and 2008 is presented below:

	2009		2008
Non-vested Shares	Shares	Price Per Share	Shares	Price Per Share
Non-vested at beginning of year	215,000	$2.04	75,000	$2.50
Granted	4,168,181	$0.33	240,000	$1.90
Vested	(2,048,181)	$0.43	(100,000)	$2.04
Forfeited	(25,000)	$2.50	—	$—

Non-vested at end of year	2,310,000	$0.44	215,000	$2.04

Total unrecognized compensation cost related to the above non-vested shares amounted to $196,561 and $237,432 as of December 30, 2009 and 2008 respectively. The unrecognized cost at December 30, 2009 is expected to be recognized over a weighted-average period of 1.08 years.

NOTE 9 — SHAREHOLDERS’ EQUITY

Common Stock

During the years ended December 31, 2009 and 2008, the Company issued 1,886,200 and 100,000 shares, respectively, of the Company’s common stock in correlation with noncash stock compensation which had fully vested.

On September 30, 2009, Magnum Hunter Resources Corporation issued 2,294,474 shares of the Company’s common stock valued at approximately $2.68 million based on the closing stock price of $1.17 as consideration for the acquisition of 100% of the outstanding common stock of Sharon Resources, Inc.

On November 5, 2009, the Company sold, for gross proceeds of approximately $3.8 million, an aggregate of 2.3 million shares of the Company’s common stock, together with one fifth of a warrant to purchase one share of the Company’s common stock for each share of common stock purchased. Each warrant issued to a purchaser will (i) be exercisable for one share of the Company’s common stock at any time after the shares of common stock underlying the warrant are registered with the SEC for resale pursuant to an effective registration statement, (ii) have a cash exercise price of $2.50 per share of the Company’s common stock, and (iii) upon notice to the holder of the warrant, be redeemable by the Company for $0.01 per share of the Company’s common stock underlying the warrant if (a) the Registration Statement as filed with the SEC is effective and (b) the average trading price of the Company’s common stock as traded and quoted on the NYSE Amex equals or exceeds $3.75 per share for at least 20 days in any period of 30 consecutive days. The Company’s common stock purchased in this transaction was issued pursuant to a prospectus supplement filed with the SEC in connection with a takedown from the Company’s existing $100 million universal shelf registration statement on Form S-3, which became effective on October 15, 2009. Purchasers of this issuance of common shares by the Company included, amongst others, the Company’s Chairman, Vice Chairman, Executive Vice President and Chief Financial Officer, and three other members of the Company’s Board of Directors.

On November 6, 2009, the Company issued 601,652 shares of common stock valued at $1.1 million as a deposit on the Triad acquisition. The terms of the purchase agreement requires Magnum to add additional shares to the deposit as required to maintain the fair market value of the common stock placed on deposit at a minimum value of $1.1 million. On November 20, 2009 and December 22, 2009, the Company issued 60,000 and 100,000 shares, respectively, to maintain the deposit balance as required. All shares on deposit were returned to the Company on February 23, 2010 and are now treasury shares. See Note 14 — Subsequent events for additional information.

On November 16, 2009, the Company sold 6,403,720 units, with each unit consisting of one of the Company’s common shares and a one fifth of a warrant to purchase one common share, for gross proceeds of approximately $11.08 million, before deducting placement agent fees and estimated offering expenses, in a “registered direct” offering. The investors purchased the units at a purchase price of $1.73 per unit. The warrants, which represent the right to acquire an aggregate of up to 1,280,744 common shares, will be exercisable at any time on or after May 17, 2010 and prior to the 3-year anniversary of the closing of the transaction at an exercise price of $2.50 per share, which was 132% of the closing price of the Company’s common shares on the NYSE AMEX on November 10, 2009. The new equity capital raised in this offering satisfies the Company’s minimum equity commitment required under the terms of the Asset Purchase Agreement in connection with the acquisition of Triad Energy Corporation which closed February 12, 2010. See Note 14 — Subsequent events for additional information.

The Company issued 187,482 shares of common stock in November 2009 at an average price of $1.76 per share pursuant to the At the Market sales agreement we have with Wm Smith & Co., our exclusive sales manager. Sales of shares of our common stock, by Wm. Smith & Co. will be made in privately negotiated transactions or in any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on the American Stock Exchange or sales made through a market maker other than on an exchange. Wm. Smith & Co. will make all sales using commercially reasonable efforts consistent with its normal sales and trading practices on mutually agreed upon terms between Wm. Smith & Co. and us.

Series A Convertible Preferred Stock

On September 26, 2008, the Company redeemed 2,563,712 shares of the Company’s outstanding Series A Preferred Stock at an aggregate redemption price of $7,966,735. The shares were held by investment funds managed by Touradji Capital Management. Pursuant to the terms of the Preferred Stock Purchase Agreement, the Company was required to redeem all Series A Preferred Stock no later than October 2, 2008. After giving effect to the redemption, there are no shares of Series A Preferred Stock outstanding at December 31, 2008.

Series C Preferred Stock

On December 13, 2009 the Company sold 214,950 shares of our 10.25% Series C Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation preference $25.00 per share (the “ Series C Preferred Stock ”) for net proceeds of $5.1 million. The Series C Preferred Stock cannot be converted into common stock of the Company, but may be redeemed by the Company, at the Company’s option, on or after December 14, 2011 for $25.00 per share. In the event of a change of control of the Company, the Series C Preferred Stock will be redeemable by the holders at $26.00 per share during the first twelve months after December 14, 2009, $25.50 during the second twelve months after December 14, 2009, and $25.00 thereafter, except in certain circumstances when the acquirer is considered a qualifying public company. The Company will pay cumulative dividends on the Series C Preferred Stock at a fixed rate of 10.25% per annum of the $25.00 per share liquidation preference. For the years ended December 31, 2009 and 2008 we have accrued dividends of $25,654 and $0, respectively. Because redemption is potentially outside the control of the Company, the Series C Preferred Stock is recorded outside of permanent shareholders’ equity.

Noncontrolling Interests

In connection with the Williston Basin acquisition in 2008, the Company entered into equity participation agreements with the lenders pursuant to which the Company agreed to pay to the lenders an aggregate of 12.5% of all distributions paid to the owners of PRC Williston, which at this time is majority owned by Magnum Hunter Resources. The equity participation agreements were valued at $3,401,655 and accounted for as a noncontrolling interest in PRC Williston.

	2009	2008
Noncontrolling interest at beginning of period	$1,384,909	$3,025,375
Loss to noncontrolling interest	$(63,156)	$(1,640,466)

Noncontrolling interest at end of period	$1,321,753	$1,384,909

Common Stock Warrants

In association with common stock sales on November 5, 2009, the Company issued 457,982 common stock warrants. Each warrant issued to a purchaser has a term of 3 years and (i) is exercisable for one share of the Company’s common stock at any time after the shares of common stock underlying the warrant are registered with the SEC for resale pursuant to an effective registration statement, which will be June 12, 2010, (ii) has a cash exercise price of $2.50 per share of the Company’s common stock, and (iii) upon notice to the holder of the warrant, is redeemable by the Company for $0.01 per share of the Company’s common stock underlying the warrant if (a) the Registration Statement as filed with the SEC is effective and (b) the average trading price of the Company’s common stock as traded and quoted on the NYSE Amex equals or exceeds $3.75 per share for at least 20 days in any period of 30 consecutive days.

On November 16, 2009, the Company issued 1,280,744 common stock warrants. The warrants, which represent the right to acquire an aggregate of up to 1,280,744 common shares, will be exercisable at any time on or after May 17, 2010 and have a term of 3 years, at an exercise price of $2.50 per share, which was 145% of the closing price of the Company’s common shares on the NYSE AMEX on November 11, 2009.

A summary of warrant activity for the years ended December 31, 2009 and 2008 is presented below:

	2009		2008
		Weighted-Average		Weighted-Average
	Shares	Exercise Price	Shares	Exercise Price

Outstanding at beginning of year	6,838,962	$2.15	6,838,962	$2.15
Granted	1,738,726	$2.50	—	$—
Exercised, forfeited, or expired	—	$—	—	$—

Outstanding at end of year	8,577,688	$2.22	6,838,962	$2.15
Exercisable at end of year	6,838,962	$2.15	6,838,962	$2.15

At December 31, 2009, the aggregate intrinsic value for warrants was $0; and the weighted average remaining contract life was 1.58 years.

NOTE 10 — INCOME TAXES

At December 31, 2009, we had available for U.S. federal income tax reporting purposes, a net operating loss (NOL) carry forward for regular tax purposes of approximately $45 million which expires in varying amounts during the tax years 2025 through 2029. We also have approximately $1 million of depletion carryover which has no expiration. Approximately $5 million of our NOL relates to the 2009 acquisition of Sharon Resources Inc. and the utilization of that portion of the NOL is limited on an annual basis. No provision for federal income tax expense or benefit is reflected on the statement of operations for the years ended December 31, 2009 and 2008 because we are uncertain as to our ability to utilize our NOL in the future.

The following is a reconciliation of the reported amount of income tax expense (benefit) for the years ended December 31, 2009 and 2008 to the amount of income tax expense that would result from applying domestic federal statutory tax rates to pretax income:

	2009	2008
	(in thousands)
Statutory tax expense (benefit)	$(5,142)	$(2,341)
Effect of permanent differences	6	544
Change in valuation allowance	5,136	1,797

Total Tax Expense	$—	$—

The components of our deferred income taxes were as follows for the years ended December 31, 2009 and 2008:

	2009	2008
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$15,302	$10,551
Asset retirement obligations	691	540
Share based compensation	2,412	1,397
Depletion carry forwards	455	—
Deferred tax liability:
Property and equipment	(2,593)	(4,992)

Net deferred tax assets	16,267	7,496
Valuation allowances	(16,267)	(7,496)

Net deferred tax	$—	$—

The tax years 2006-2009 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which we are subject. The tax years 2005-2009 remain open for the Texas Franchise tax.

NOTE 11 — OTHER INFORMATION

Quarterly Data (Unaudited)

The following tables set forth unaudited summary financial results on a quarterly basis for the two most recent years.

	Quarter Ended				Total
	March 31	June 30	September 30	December 31	Year
2009
Total revenue	$1,917,036	$2,528,891	$2,320,514	$3,505,260	$10,271,701
Loss from operations	(1,476,141)	(1,007,912)	(2,569,806)	(4,472,868)	(9,526,727)
Net loss attributable to common shareholders	(1,371,283)	(3,393,576)	(3,052,222)	(7,332,782)	(15,149,863)
Basic and diluted loss per common share	$(0.04)	$(0.09)	$(0.08)	$(0.18)	$(0.39)

2008
Total revenue	$3,158,001	$4,368,442	$5,964,896	$2,392,102	$15,883,441
Income (loss) from operations	(455,522)	1,477,730	757,021	(12,243,529)	(10,464,300)
Net loss attributable to common shareholders	(1,634,205)	(1,882,826)	(535,538)	(3,568,171)	(7,620,740)
Basic and diluted loss per common share	$(0.04)	$(0.05)	$(0.01)	$(0.10)	$(0.21)

Supplemental Oil and Gas Disclosures (Unaudited)

The following table sets forth the capitalized costs and associated accumulated depreciation, depletion and amortization, including impairments, related to Magnum Hunter’s oil and gas production, exploration and development activities:

	2009	2008
Unproved oil and gas properties	$12,490,362	$18,562,932
Proved oil and gas properties	59,896,627	39,414,361

	72,386,989	57,977,293
Accumulated depletion, depreciation and impairment	(16,503,939)	(12,149,571)

	$55,883,050	$45,827,722

The following table sets forth the costs incurred in oil and gas property acquisition, exploration, and development activities.

	2009	2008
Purchase of non-producing leases	$2,602,387	$1,410,023
Purchase of producing properties	3,288,174	—
Exploration costs	3,794,254	5,796,608
Development costs	6,798,142	11,607,005
Asset retirement obligation	278,119	93,153

	$16,716,076	$18,906,789

Oil and Gas Reserve Information

Proved oil and gas reserve quantities are based on estimates prepared by Cawley, Gillespie & Associates, Inc. and DeGolyer & MacNaughton, Magnum Hunter’s third party reservoir engineering firms. There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data only represent estimates and should not be construed as being exact.

Total Proved Reserves

	Crude oil and Condensate	Natural Gas
	(Mbbl)	(Mcf)

Balance December 31, 2007	2,369.7	2,082.0
Extensions, discoveries and other additions	698.0	2,655.9
Revisions of previous estimates	(506.6)	(143.8)
Production	(151.8)	(341.1)
Balance December 31, 2008	2,409.3	4,253.0
Extensions, discoveries and other additions	982.3	2,087.3
Revisions of previous estimates	1,330.2	34.2
Purchases of reserves in place	83.4	3,468.0
Sales of reserves in place	(16.4)	(20.5)
Production	(180.3)	(457.7)

Balance December 31, 2009	4,608.5	9,364.2

Developed reserves, included above
December 31, 2008	1,394.3	2,549.5
December 31, 2009	2,055.3	4,952.5

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves and the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves were prepared in accordance with then current provisions of ASC 932 and SFAS 69. Future cash inflows at December 31, 2009 were computed by applying the unweighted, arithmetic average on the closing price on the first day of each month for the 12-month period prior to December 31, 2009, to estimated future production. Future cash inflows at December 31, 2008 were computed using prices in existence at that date. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at year-end, based on year-end costs and assuming continuation of existing economic conditions.

Future income tax expenses are calculated by applying appropriate year-end tax rates to future pretax net cash flows relating to proved oil and natural gas reserves, less the tax basis of properties involved.

Future income tax expenses give effect to permanent differences, tax credits and loss carryforwards relating to the proved oil and natural gas reserves. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value of our oil and natural gas properties.

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows (in thousands):

	Years Ended December 31,
	2009	2008

Future cash flows	$262,758	$109,100
Future production costs	(93,078)	(48,972)
Future development costs	(33,245)	(15,342)
Future income tax expense	(30,858)	(11,541)

Future net cash flows	105,577	33,245
10% annual discount for estimated timing of cash flows	(58,189)	(17,624)

Standardized measure of discounted future net cash flows	$47,388	$15,621

Future cash flows as shown above were reported without consideration for the effects of commodity derivative transactions outstanding at each period end.

Changes in Standardized Measure of Discounted Future Net Cash Flows

The changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows (in thousands):

	Years Ended
	2009	2008

Balance, beginning of period	$15,621	$40,112
Net change in sales and transfer prices and in production (lifting) costs related to future production	12,387	(35,731)
Changes in estimated future development costs	(18,755)	(9,458)
Sales and transfers of oil and gas produced during the period	(4,757)	(9,107)
Net change due to extensions, discoveries and improved recovery	17,578	10,334
Net change due to revisions in quantity estimates	17,654	(4,807)
Previously estimated development costs incurred during the period	6,798	8,738
Accretion of discount	2,614	4,011
Purchase of minerals in place	8,739	—
Sale of minerals in place	(262)	—
Other	(3,609)	—
Net change in income taxes	(6,623)	11,529

Standardized measure of discounted future net cash flows	$47,385	$15,621

The commodity prices in effect at December 31, 2009 and 2008 inclusive of adjustments for quality and location used in determining future net revenues related to the standardized measure calculation are as follows. The commodity prices used for December 31, 2009 were computed by applying the unweighted, arithmetic average on the closing price on the first day of each month for the 12-month period prior to December 31, 2009:

	2009	2008
Oil (per Bbl)	$54.96	$40.33
Natural gas liquids (per Bbl)	$27.20	$23.00
Gas (per Mcf)	$3.35	$5.04

NOTE 12 — RELATED PARTY TRANSACTIONS

During 2009, we rented an airplane for business use at various times from Pilatus Hunter, LLC, an entity 100% owned by Mr. Evans. Airplane rental expenses totaled $161 thousand and $0 for the year ended December 31, 2009 and 2008, respectively.

During 2009, we obtained accounting services from GreenHunter Energy, Inc., an entity for which Mr. Evans is an officer and major shareholder. Professional services expenses totaled $30 thousand and $0 for the year ended December 31, 2009 and 2008, respectively.

NOTE 13 — COMMITMENTS AND CONTINGENCIES

Accumulated Production Floor Payments

On February 16, 2007, the Company acquired from Eagle Operating, Inc. an interest in 15 producing oil fields located in the Williston Basin of North Dakota. For a period of thirty-six months following the acquisition date, Eagle Operating has guaranteed that PRC Williston’s share of gross monthly production revenue from the properties will not be less than the financial equivalent of 300 barrels of oil per day multiplied by the number of days in a given month (the product referred to as the “production floor”). In the event that our net share of gross production for any month is less than the production floor, Eagle Operating is obligated to pay to Magnum Hunter Resources, in cash, an amount equal to the difference between the production floor and the actual net barrels to our interest multiplied by the average price of crude oil paid for the oil production from the properties for that month (the “production floor payment”). During the thirty-six month period, for any month in which our net share of oil production exceeds the production floor, Eagle Operating shall be entitled to recover a portion of the production floor payments previously made to us, also in the form of a cash payment, not to exceed the amount by which our net share of oil production exceeds the production floor for such month (a “production floor reimbursement”). At the end of the thirty-six month period, the Company is obligated to repay to Eagle Operating, in cash, the amount of cumulative production floor payments, net of any production floor reimbursements. At December 31, 2009 and 2008, there were no amounts due related to the production floor payments.

Payable on Sale of Partnership

On September 26, 2008, the Company sold its 5.33% limited partner interest in Hall-Houston Exploration II, L. P. pursuant to a Partnership Interest Purchase Agreement dated September 26, 2008, as amended on September 29, 2008. The interest was purchased by a non-affiliated partnership for a cash consideration of $8.0 million and the purchaser’s assumption of the first $1,353,000 of capital calls subsequent to September 26, 2008. The Company agreed to reimburse the purchaser for up to $754,255 of capital calls in excess of the first $1,353,000. The Company’s net gain on the sale of the asset is subject to future upward adjustment to the extent that some or all of the $754,255 is not called. The liability as of December 31, 2009 and 2008 was $640,695 and $754,255, respectively.

Operational Contingencies

The exploration, development and production of oil and gas assets are subject to various, federal and state laws and regulations designed to protect the environment. Compliance with these regulations is part of our day-to-day operating procedures. Infrequently, accidental discharge of such materials as oil, natural gas or drilling fluids can occur and such accidents can require material expenditures to correct. We maintain levels of insurance we believe to be customary in the industry to limit its financial exposure. We are unaware of any material capital expenditures required for environmental control during this fiscal year.

In February 2007, we signed a five-year lease for approximately 2,900 square feet of office space in Houston, Texas. In February 2009, we expanded our office space by signing a three-year lease for approximately 3,200 square feet of additional office space. On September 30, 2009 we acquired Sharon Resources along with its 29 month commitment to rent 6,000 square feet of office space in Houston, Texas. In November, we expanded our office space under an amendment to the lease by approximately 1,600 square feet. Our rent payments are approximately $23,600 per month, including common area expenses.

We have outstanding employment agreements with six of our senior and executive officers for terms ranging from one to three years. Our maximum commitment under the employment agreements, which would apply if the employees covered by these agreements were all terminated without cause, was approximately $1.1 million at December 31, 2009.

NOTE 14 — CONDENSED CONSOLIDATING GUARANTOR FINANCIAL STATEMENTS

The Company and its wholly-owned subsidiaries, except Alpha Hunter Drilling, LLC, Eureka Hunter, LLC, and Hunter Real Estate, LLC, and its majority owned subsidiary, PRC Williston, LLC (collectively, “Non Guarantor Subsidiaries”), may fully and unconditionally guarantee, on a joint and several basis, the obligations of the Company under debt securities that it may issue pursuant to a universal shelf registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission.  Condensed consolidating financial information for Magnum Hunter Resources Corporation and subsidiaries as of December 31, 2009 and 2008, and for the twelve month period ended December 31, 2009 and 2008, was as follows:

Magnum Hunter Resources Corporation and Subsidiaries Condensed Consolidating Balance Sheets

As of December 31, 2009
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated
ASSETS
Current assets	$4,755,262	$1,268,689	$849,307	$-	$6,873,258
Intercompany accounts receivable	48,398,232	-	-	(48,398,232)	-
Property and equipment (using successful efforts accounting)	18,055,962	3,403,599	36,079,071	-	57,538,632
Investment in subsidiaries	2,684,536	-	-	(2,684,536)	-
Other assets	2,146,411	25,750	-	-	2,172,161
Total Assets	$76,040,403	$4,698,038	$36,928,378	$(51,082,768)	$66,584,051

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$4,222,587	$1,507,593	$489,195	$-	$6,219,375
Intercompany accounts payable	-	423,347	47,974,885	(48,398,232)	-
Long-term liabilities	13,874,238	131,099	1,667,664	-	15,673,001
Redeemable preferred stock	5,373,750	-	-	-	5,373,750
Shareholders' equity	52,569,828	2,635,999	(13,203,366)	(2,684,536)	39,317,925
Total Liabilities and Stockholders' Equity	$76,040,403	$4,698,038	$36,928,378	$(51,082,768)	$66,584,051

As of December 31, 2008
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated
ASSETS
Current assets	$8,085,403	$-	$2,094,375	$-	$10,179,778
Intercompany accounts receivable	47,361,537	-	-	(47,361,537)	-
Property and equipment (using successful efforts accounting)	11,531,359	-	34,406,862	-	45,938,221
Other assets	5,546,869	-	-	-	5,546,869
Total Assets	$72,525,168	$-	$36,501,237	$(47,361,537)	$61,664,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$3,177,893	$-	$319,515	$-	$3,497,408
Intercompany accounts payable	-	-	47,361,537	(47,361,537)
Long-term liabilities	21,570,895	-	1,518,302	-	23,089,197
Shareholders' equity	47,776,380	-	(12,698,117)	-	35,078,263
Total Liabilities and Stockholders' Equity	$72,525,168	$-	$36,501,237	$(47,361,537)	$61,664,868

Magnum Hunter Resources Corporation and Subsidiaries Condensed Consolidating Statements of Operations

For the Twelve Months Ended December 31, 2009
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated
Revenues	$4,409,592	$103,238	$5,776,804	$(17,933)	$10,271,701
Expenses	19,037,146	151,775	6,282,052	(11,907)	25,459,066

Loss before equity in net losses of subsidiary	(14,627,554)	(48,537)	(505,248)	(6,026)	(15,187,365)
Equity in net loss of subsidiary	(490,629)	-	-	490,629	-

Net loss	(15,118,183)	(48,537)	(505,248)	484,603	(15,187,365)
Less: Net loss attributable to non-controlling interest	-	-	63,156	-	63,156

Net loss attributable to Magnum Hunter Resources Corporation	(15,118,183)	(48,537)	(442,092)	484,603	(15,124,209)
Dividends on preferred stock	25,654	-	-	-	25,654

Net loss attributable to common shareholders	$(15,143,837)	$(48,537)	$(442,092)	$484,603	$(15,149,863)

For the Twelve Months Ended December 31, 2008
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated
Revenues	$5,922,963	$-	$9,960,478	$-	$15,883,441
Expenses	1,326,038	-	23,084,203	-	24,410,241

Income (loss) before equity in net losses of subsidiary	4,596,925	-	(13,123,725)	-	(8,526,800)
Equity in net loss of subsidiary	(11,483,259)	-	-	11,483,259	-

Net loss	(6,886,334)	-	(13,123,725)	11,483,259	(8,526,800)
Less: Net loss attributable to non-controlling interest	-	-	1,640,466	-	1,640,466

Net loss attributable to Magnum Hunter Resources Corporation	(6,886,334)	-	(11,483,259)	11,483,259	(6,886,334)
Dividends on preferred stock	734,406	-	-	-	734,406

Net loss attributable to common shareholders	$(7,620,740)	$-	$(11,483,259)	$11,483,259	$(7,620,740)

Magnum Hunter Resources Corporation and Subsidiaries Condensed Consolidating Statements of Cash Flows

For the Twelve Months Ended December 31, 2009
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated
Cash flow from operating activities	$718,543	$439,018	$2,214,178	$-	$3,371,739
Cash flow from investing activities	(12,548,538)	(529,064)	(3,546,016)	-	(16,623,618)
Cash flow from financing activities	9,413,045	-	-	-	9,413,045

Net decrease in cash	(2,416,950)	(90,046)	(1,331,838)	-	(3,838,834)
Cash at beginning of period	4,420,499	235,022	1,464,881	-	6,120,402

Cash at end of period	$2,003,549	$144,976	$133,043	$-	$2,281,568

For the Twelve Months Ended December 31, 2008
	Magnum Hunter Resources Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Magnum Hunter Resources Corporation Consolidated
Cash flow from operating activities	$1,091,868	$-	$2,345,461	$-	$3,437,329
Cash flow from investing activities	(8,196,187)	-	(2,182,441)	-	(10,378,628)
Cash flow from financing activities	(2,337,846)	-	-	-	(2,337,846)

Net increase (decrease) in cash	(9,442,165)	-	163,020	-	(9,279,145)
Cash at beginning of period	14,097,686	-	1,301,861	-	15,399,547

Cash at end of period	$4,655,521	$-	$1,464,881	$-	$6,120,402

NOTE 15 — SUBSEQUENT EVENTS

We have sold an additional 8,532,522 shares of common stock for net proceeds of $24.5 million, pursuant to the At the Market sales agreement we have with Wm Smith & Co., our exclusive sales manager, subsequent to December 31, 2009 through October 28, 2010.

We have granted 46,062 shares of restricted stock and 2,683,500 shares of common stock options to Board Members and new and existing employees as share based compensation subsequent to December 31, 2009 through October 28, 2010.

We have sold an additional 1,088,014 shares of our Series C preferred stock, at a price of $25.00 per share, for net proceeds of approximately $26.6 million, pursuant to the ATM sales agreement, subsequent to December 31, 2009 through October 28, 2010.

The Company issued 6,458,854 shares of the Company’s common stock upon the exercise of 241,500 of our $3.00 common stock warrants, 1,362,504 of our $2.50 common stock warrants and 4,854,850 of our $2.00 common stock warrants for total combined proceeds of approximately $13.8 million and 284,300 of our $2.00 common stock warrants expired subsequent to December 31, 2009 through October 28, 2010.

On January 6, 2010 we filed a prospectus supplement under our existing shelf registration statement relating to the issuance and sale of an additional $9,626,250 of our Series C Preferred Stock from time-to-time through our sales manager. On July 27, 2010 we received approval from holders of the Company’s outstanding 10.25% Series C Cumulative Perpetual Preferred Stock to increase the total number of authorized shares of the Series C Preferred Stock from 750,000 to 4,000,000 shares. Sales of shares of our Series C Preferred Stock, if any, will be made in privately negotiated transactions or in any method permitted by law deemed to be an “At The Market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on the NYSE Amex or sales made through a market maker other than on an exchange. Our sales manager will make all sales using commercially reasonable efforts consistent with its normal sales and trading practices on mutually agreed upon terms between our sales manager and us. Under the terms of the sales agreement, our sales manager will be compensated as follows: (i) in an amount up to 2% of the gross proceeds from the sales of shares of Series C Preferred Stock if the sales price is less than $25.00 per share, and (ii) in an amount up to 3% of the gross proceeds from the sales of shares of Series C Preferred Stock if the sales price is equal to or greater than $25.00 per share. Our Series C Preferred Stock is listed on the NYSE Amex under the symbol “MHR.PR.C.” To date, we have used net proceeds received from this offering to reduce indebtedness, to fund the Triad acquisition and to fund our lease acquisition efforts and fund our drilling programs. We will use the remaining proceeds and additional proceeds for the repayment of indebtedness under the Restated Credit Facility described below, and to the extent permitted thereunder, for general corporate purposes.

On February 12, 2010, the Company closed the acquisition of privately-held Triad Energy Corporation and affiliates (collectively, “Triad”), an Appalachian Basin focused energy company, through a bankruptcy proceeding. We acquired substantially all of the assets of Triad and certain of its affiliated entities which primarily consisted of oil and gas property interests in approximately 2,000 operated wells and include over 87,000 net mineral acres located in the states of Kentucky, Ohio, and West Virginia, a natural gas pipeline (Eureka Hunter Pipeline), two salt water disposal facilities, three drilling rigs, workover rigs, and other oilfield equipment. Triad, headquartered in Reno, Ohio, was an oil and natural gas exploration and production company focused exclusively in the Appalachian Basin with operations in Ohio, West Virginia and Kentucky. Triad had additional business units including oilfield services, commercial salt water disposal facilities and midstream resources. These assets are now held by the Company’s wholly-owned subsidiaries, Triad Hunter, LLC, Alpha Hunter Drilling, LLC, Hunter Disposal, LLC, Eureka Hunter Pipeline, LLC, and Hunter Real Estate, LLC.

As consideration for the acquisition of the oil and gas assets, we paid a total of approximately $81.6 million consisting of:

•	$8.0 million in cash ($4 million net of cash on hand at Triad);

•
$15.0 million of our Series B Redeemable Convertible Preferred Stock, issued to Allied Irish Banks, P.L.C., Capital One, N.A., and Citibank N.A., who were secured creditors of Triad in its Chapter 11 proceedings;

•	$55.2 million repayment of Triad senior debt via drawing under the new Revolving Credit Facility discussed below; and

•	Assumption of approximately $3.4 million of equipment indebtedness

The fair value of the net assets acquired approximated the $81.6 million in consideration paid. The acquisition of Triad is accounted for using the acquisition method as set out in ASC 805, Business Combinations, which requires the net assets acquired to be recorded at their fair values.  The following table summarizes the purchase price and the fair values of the net assets acquired February 12, 2010 as determined as of October 28, 2010:

Fair value of total purchase price:
Cash consideration	$8,000,000
Payment of Triad senior and other debt	55,210,910
Assumption of equipment indebtedness	3,411,816
Issuance of $15,000,000 stated value Series B Preferred Stock	14,982,000
Total	$81,604,726

Amounts recognized for assets acquired and liabilities assumed:
Working capital	$4,623,325
Proved oil and gas properties	49,708,193
Unproved oil and gas properties	20,276,000
Gas gathering systems	1,120,000
Field servicing equipment	8,138,000
Asset retirement obligation	(2,260,792)
Total	$81,604,726

Working capital acquired was as follows:
Cash	$3,710,610
Accounts receivable	2,967,346
Prepaid expenses	222,521
Inventory	684,656
Other current assets	553,139
Accounts payable	(1,221,753)
Accrued liabilities	(365,256)
Revenue payable	(1,927,938)
Total working capital acquired	$4,623,325

Because Triad and certain of its affiliated entities had been operating under Chapter 11 of the Federal Bankruptcy Code since December 2008, the acquisition agreement did not include customary indemnification provisions, but did contain closing conditions and representations and warranties that are typical for a transaction of this nature.

The following summary, prepared on a pro forma basis, presents the results of operations for the twelve month period ended December 31, 2009 and 2008 as if the acquisition of Triad, along with transactions necessary to finance the acquisition, had occurred as of the beginning of the respective periods.  The pro forma information includes the effects of adjustments for interest expense, depreciation and depletion expense, and dividend expense.  The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each period presented, nor are they necessarily indicative of future consolidated results.

	(in thousands)
	Year Ended December 31,
	2009	2008
Total operating revenue	$34,133	$58,462
Total operating costs and expenses	$40,374	$55,960
Operating income (loss)	$(6,241)	$2,502
Interest expense and other	$(9,920)	$(1,569)
Net loss attributable to Magnum Hunter Resources Corporation	$(16,161)	$933
Dividends on preferred stock	$(1,153)	$(1,146)
Net loss attributable to common stockholders	$(17,314)	$(213)
Loss per common share, basic and diluted	$(0.34)	$(0.00)

In connection with the Triad Acquisition and pursuant to the Bankruptcy Order on February 12, 2010, we issued in the aggregate 4,000,000 shares of our Series B Preferred Stock, with an aggregate liquidation preference of $15 million to the secured creditors of the bankrupt Triad entities as partial consideration for the Triad Acquisition. These holders of Series B Preferred were secured creditors of Triad in its Chapter 11 bankruptcy proceeding and the Series B Preferred was issued to them in partial satisfaction of their secured claims against Triad. The Series B Preferred Stock is senior to the Company’s common stock and to the Company’s 10.25% Series C Cumulative Perpetual Preferred Stock. Pursuant to the Certificate of Designation for the Preferred Stock (the “Certificate of Designation”), the Preferred Stock is entitled to dividends at a rate of 2.75% per annum payable quarterly (i) in shares of Series B Preferred Stock or (ii) subject to the receipt of any required consent under the Company’s senior credit facility, in cash. In addition, the Series B Preferred Stock has a liquidation preference equal to the greater of (i) $3.75 per share, plus accrued and unpaid dividends, or (ii) the amount payable per share of common stock which the holder of Series B Preferred Stock would have received if such Series B Preferred Shares had been converted to common shares immediately prior to the liquidation event, plus accrued and unpaid dividends. At any time prior to the twentieth anniversary of the original issuance of Series B Preferred Stock, the holders of shares of Series B Preferred Stock may convert any or all of their Series B Preferred Stock into shares of the Company’s common stock at a conversion ratio of one share of Series B Preferred Stock to one share of common stock, subject to certain adjustments. At any time following the second anniversary of the original issuance of Series B Preferred and prior to the twentieth anniversary of such original issuance, the holders of shares of Series B Preferred stock may tender their shares for redemption to the Company for a redemption price of $3.75 per Series B share, as adjusted. In addition, the Company may redeem the Series B Preferred Stock at a price of $3.75 per share, plus accrued and unpaid dividends, (a) at any time following February 12, 2012, or (b) if the average trading price of the Common Stock equals or exceeds $4.74 per common share, as adjusted, for five consecutive trading days.

On February 12, 2010 we entered into an amended and restated credit agreement with Bank of Montreal and Capital One, N.A. This restated credit agreement amended and restated in its entirety the credit facility dated November 23, 2009. The restated credit agreement provides for an asset-based, senior secured revolving credit facility (the “Revolving Facility”) maturing November 23, 2012, with an initial borrowing base of $70 million. The initial $70 million borrowing base consisted of a $60 million “A” tranche and a $10 million “B” tranche. Borrowings under the $10 million tranche were scheduled to be reduced to an amount less than or equal to $9 million, $7 million, and $4 million on the three, six and nine month anniversaries, respectively, of the execution of the restated credit agreement. Such $10 million tranche was to terminate entirely on the first anniversary of the restated credit agreement. Subject to certain exceptions, any equity raised by the Company through a fully marketed offering was to be used to repay this $10 million tranche.

The restated credit agreement has a commitment fee which ranges between 0.50% and 0.75%, based upon the unused portion of the borrowing base. Borrowings under the revolving facility will, at the Company’s election bear interest at either (i) an alternate base rate (“ABR”) equal to the higher of (A) Bank of Montreal’s base rate, (B) the Federal Funds Effective Rate, plus 0.5% per annum and the (C) the LIBO Rate for a one month interest period on such day, or a minimum of 1.0% or (ii) the adjusted LIBO rate, which is the rate stated on Reuters BBA Libor Rates C2BORO1 market for one, two, three, six or twelve months, as adjusted for statutory reserve requirements for Eurocurrency liabilities, plus, in each of the cases described in (i) or (ii) above, an applicable margin ranging from 3.50% to 6.50% for ABR loans and from 4.50% to 7.50% for adjusted LIBO Rate loans until the earlier of the repayment of the $10 million tranche or the first anniversary and thereafter an applicable margin ranging from 1.50% to 2.50% for ABR loans and from 2.50% to 3.50% for adjusted LIBO Rate loans.

On February 23, 2010, a total of 761,652 shares of common stock with a carrying value of $1,310,357, which were previously issued as deposit on the Triad acquisition, were returned to the Company and are now held as treasury shares.

On May 13, 2010, following the April 2010 Borrowing Base Redetermination, the Borrowing Base was set at an amount equal to $75.0 million. As a result of the Borrowing Base Redetermination, Tranche A will be $75.0 million and Tranche B will be effectively eliminated. The commitments under Tranche B will automatically be reduced to zero and the Borrowing Base will cease to be classified with any nonconforming or Tranche B portion. Once the commitments under Tranche B have been terminated in full, the Applicable Margin and Commitment Fee for purposes of determining the applicable interest rate will be determined based upon the percentage of the Borrowing Base then being utilized as follows:

	< 33%	> 33%, but < 66%	> 66%
ABR Loans	1.50%	2.00%	2.50%
Eurodollar Loans	2.50%	3.00%	3.50%
Commitment Fee	0.50%	0.50%	0.75%

In addition to increasing the Borrowing Base to $75.0 million, the Company’s Lenders approved the following amendments to the Credit Facility.

●	Modify the allowable hedging limitation to no more than 80% of projected PDP oil production and no more than 90% of projected PDP natural gas production.

●
Designate the Eureka Hunter Pipeline, LLC restricted subsidiary (“Eureka Hunter Pipeline”) as an unrestricted subsidiary and release any associated security interests.  Magnum Hunter will be allowed to support the Eureka Pipeline via a $1 million annual distribution basket and to the extent any excess funding is needed, Magnum Hunter will only be allowed to provide the excess distribution if those funds come directly from an equity issuance.

The revolving facility is governed by a semi-annual borrowing base redetermination (on April 1 and November 1 of each year) derived from the Company’s proved crude oil and natural gas reserves, and based on such redetermination, the borrowing base may be decreased or increased up to a maximum commitment level of $150 million. In the event a default occurs and is continuing under the restated credit agreement, the lenders may increase the interest rate then in effect by an additional 2% per annum plus the rate then applicable to ABR loans. Subject to certain permitted liens, the Company’s obligations under the restated credit agreement are secured by a grant of a first priority lien on no less than 80% of the value of the proved oil and gas properties of the Company and its subsidiaries, including 90% of the total value of the oil and gas properties of the Company and its subsidiaries that are categorized as “Proved Reserves” that are both “Developed” and “Producing” as such terms are defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers. The Company used the initial advance under the revolving facility to finance the Triad acquisition.

At the date of this report, the Company had loans outstanding under this credit agreement of $67 million.

In June 2010, the Company redeemed 3,000,000 shares of our Series B Preferred Stock for a cash payment of approximately $11.3 million, and 1,000,000 shares of the Series B Preferred Stock were converted into 1,000,000 shares of our common stock.

On July 27, 2010, the holders of our Series C Preferred Stock approved a proposal to increase the total number of authorized shares of the Series C Preferred Stock from 750,000 to 4,000,000 shares.

On September 16, 2010, a wholly-owned subsidiary, Eureka Hunter Pipeline, LLC, and DCP Midstream Partners, LP (NYSE: DPM) and its sponsor, DCP Midstream, LLC (together, DCP), have entered into a Letter of Intent to create a natural gas gathering joint venture (the Gathering JV) between Eureka Hunter Pipeline and DCP for the gathering of natural gas in West Virginia and Ohio.  The proposed Gathering JV will construct, own and operate certain natural gas gathering assets for natural gas produced in Western West Virginia and Eastern Ohio. Magnum Hunter and DCP will each own 50 percent of the proposed Gathering JV. The estimated total construction cost to complete the initial gathering pipeline facilities is approximately $35 million, with Magnum Hunter funding approximately $12.5 million of that amount and DCP funding approximately $22.5 million. Terms for the Gathering JV also include a $5 million payment by DCP to Magnum Hunter at closing for certain rights of way that are being contributed by the Company and are in excess of the initial gathering pipeline project.  Once the initial facility is constructed, the two JV partners plan to fund the Gathering JV's future capital requirements for expansion facilities on a 50/50 cost basis. Closing of the proposed joint venture, which is expected to occur during the fourth quarter of 2010, is subject to the negotiation, execution and board approval of definitive documentation and receipt of customary third party consents and approvals.